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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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ADPASCENDING Nominees for ADP’s Transformation September 20, 2017 Dear Fellow Shareholder: Pershing Square is one of the largest shareholders of ADP. We made a $2.3 billion investment in ADP because we believe it is a good business that can be substantially improved. We intend to be long-term shareholders and will only propose changes that are in the company’s long-term best interests. In this letter and in the enclosed detailed supplement, we outline a substantial and achievable opportunity to improve ADP’s operating efficiency, product and service offerings, and long-term shareholder value. Despite the large opportunity for improvement, ADP’s board and management have made clear that they are committed to the status quo, recently releasing a “plan” which projects no improvement in its annual margin improvement targets. In other words, the board and management have effectively said that they can’t do any better. With your support, the three nominees we have proposed for the board – The Nominees for ADP’s Transformation – will be elected at this year’s annual meeting. They include myself, Bill Ackman, CEO of Pershing Square Capital Management, an investment firm which is the largest beneficial owner of shares of ADP, and two independent nominees, Veronica M. Hagen and V. Paul Unruh, who have no previous affiliation with Pershing Square. These nominees will add a major shareholder’s perspective to the board in addition to other fresh perspectives and relevant expertise in business transformation and operating efficiency to accelerate the necessary changes required for ADP to achieve its full potential. While our nominees, if elected, will represent a minority of the company’s 10-person board, their election by shareholders will provide a clear mandate for the reconstituted board to transform ADP into a more efficient, profitable and competitive company.    The case for change is straightforward: For many years, ADP has underperformed its potential. ADP’s operating efficiency and margins are well below those of competitors because of the company’s inefficient and bloated corporate bureaucracy, weak labor productivity, and technology deficiencies. ADP can be substantially improved. ADP’s largest segment, Employer Services, which currently represents two-thirds of ADP’s profit, can increase its margins from 19% to 35% while accelerating revenue growth. This will drive an additional 50% increase in ADP’s overall profitability, dividends, and stock price by 2021 compared with the status quo. ADP’s underperformance can be fixed without increasing risk. ADP can significantly improve its performance and competitive position with a comprehensive plan focused on improving operational efficiency and technology leadership. The vast majority of necessary improvements can be addressed immediately and will not jeopardize ADP’s business or client relationships. This is perhaps best demonstrated by examining the performance of other processing businesses previously owned by ADP, which after their disposition by the company, have undergone dramatic improvements in efficiency and performance while improving customer relationships and product offerings.    At ADP’s annual meeting on November 7, 2017, shareholders will have the opportunity to vote for transformational change at ADP by electing highly qualified and experienced independent director nominees. If elected to the board, The Nominees for ADP’s Transformation pledge to provide the ownership perspective and additional oversight necessary to improve ADP’s performance and increase long-term shareholder value. Pease vote FOR the election of all nominees on the GOLD proxy card today

Please vote the gold proxy card today ADPascending.com WHAT THIS PROXY CONTEST IS NOT ABOUT We are not seeking control of the company. We are seeking to add three independent directors (out of 10). These new directors will not have the ability to make unilateral changes to the company’s strategy or management, and instead will work with the other directors to seek consensus on the best outcome for all stakeholders. We do not plan to alter the company’s dividend policy. In fact, an acceleration of profits under our plan will allow for larger dividends and more capital to be returned to shareholders without changing the current distribution and capital return policy. We do not plan to alter the company’s investment policy. Prudent and risk-minimizing investment of the company’s client funds is paramount. We do not plan to alter the company’s financial leverage or credit rating. ADP CAN DO BETTER ADP participates in the Human Capital Management (“HCM”) industry, which enjoys robust secular growth and favorable economic characteristics. Because it participates in an attractive industry, ADP has produced strong shareholder returns over time. Notwithstanding this favorable industry backdrop, however, ADP has significantly underperformed its potential and can be improved. ADP’s current underperformance is best demonstrated by the following: Net operational margins of 19% in Employer Services (“ES”) are materially below competitors’ margins, including Paychex’s margins of ~41%, and ADP’s structural potential margins in its various ES segments ADP’s labor productivity is ~28% below competitors with no progress since fiscal year 2009 ADP’s gross margins of 60% substantially trail its competitors’ gross margins which average 74% ADP has an inefficient and bloated organization, as demonstrated by excessive management layers, a 10 million square foot sprawling real estate footprint, and hundreds of millions of continued legacy technology expense Employer Services’ revenue growth of 5% trails the industry due to a weak Enterprise product offering We believe that ADP can significantly accelerate its performance and competitive position with improved operational efficiency and greater technology leadership. If our nominees are elected to the board, they will work with the rest of the board to improve ADP for the benefit of all shareholders. “We believe there is likely a valid case for accelerated margin expansion at ADP, and there is merit in Pershing challenging the rate and pace at which ADP is driving efficiency in service delivery and addressing its legacy platforms. There is a 10-15 percentage point delta between ADP and competitor margins which cannot be easily explained by structural differences, ADP’s business is more labor-intensive than peers, and examples exist (e.g., CDK) of successful margin expansion after spinning out of ADP.” – Wall Street Analyst, Lisa Ellis, Sanford C. Bernstein & Co. (Aug. 31, 2017) Permission to use quotation neither sought nor obtained.

Please vote the gold proxy card today ADPascending.com ADP’S PRIOR DISPOSITIONS DEMONSTRATE THE OPPORTUNITY FOR IMPROVEMENT Over the last decade, ADP has narrowed its focus on the HCM industry and disposed of other processing businesses, namely Claims Services and Dealer Services. By examining the performance of these disposed assets after they were no longer managed and overseen by ADP, one can better understand ADP’s approach to management and operations, and the substantial potential for improvement at ADP today. Notably, Claims Services and Dealer Services have doubled their operating margins only a few years after they were no longer overseen by ADP’s management and board: Solera (f.k.a. Claims Services within ADP) was sold by ADP in April 2006 and subsequently increased its operating margins from 20% to 40% within five years of the sale. CDK (f.k.a. Dealer Services within ADP) was spun off to shareholders in September 2014 and has already improved its operating margins from 16% to 26% in three years. Management guidance projects margins of more than 35% by fiscal year 2019, a more than two-fold increase since the spinoff. How Did CDK Achieve Such Substantial Progress in Such a Short Period of Time? In order to unlock shareholder value, CDK’s board and management took the opposite approach to ADP’s current board. After investments by several activist shareholders, CDK’s board and management embraced these investors’ views, hired a consultant to independently evaluate the company’s potential, and publicly announced a transformation plan. CDK’s business performance and stock price have benefitted greatly from its board’s open-minded, shareholder-friendly approach. CDK’s stock price has increased by more than 100% in the three years since it was spun off by ADP. Both the Solera and CDK transformations included cultural and operational efficiency initiatives that can be applied to ADP. The dramatic improvement of Solera and CDK once they were no longer overseen by ADP’s current board and management reflects the value that can be unlocked at ADP which The Nominees for ADP’s Transformation will work to achieve for the benefit of all shareholders. ADP’S DEFENSIVE TACTICS ARE JUST THAT Pershing Square is an active, engaged investor that seeks to work constructively with boards of directors and management teams to increase long-term shareholder value. Occasionally, instead of being open to change, a company may take an adversarial posture to a new large shareholder who is proposing changes to the status quo. The last time Pershing Square was forced to run a proxy contest in an effort to improve the operating performance of a business was in connection with our investment in Canadian Pacific Railway (“CP”) in 2012. Like at ADP, CP’s board and management chose to ignore the substantial opportunity for improvement that we had identified – in 2012, we estimated that CP’s operating margins could be increased from 19% to 35%. The CP board attacked us with vague, dismissive and alarming statements. Unfortunately, ADP has taken a similar approach. CP shareholders were not persuaded by these tactics. Instead, shareholders overwhelmingly supported our case for change, and all seven of our nominees received more than 85% of the vote. With this strong mandate, within four years of our nominees’ election, CP’s operating margins doubled and the share price increased by 384%, substantially greater than the targets we publicly outlined at the time of the proxy contest. While ADP suggests without substantiation that what we are proposing is “risky” and will harm clients and shareholders, these allegations are not supported by the facts. The vast majority of the steps required to improve ADP’s operating performance are basic improvements to ADP’s underlying management approach, organization design, and operating strategies, which will improve efficiency, client satisfaction, and long-term competitiveness. CP share price increase of 384% based on 12/31/14 share price of CAD$223.75 vs. unaffected price of CAD $46.22 on 9/22/11.

Please vote the gold proxy card today ADPascending.com WHAT THIS PROXY CONTEST IS ABOUT We are a long-term owner of ADP with a simple and clear objective – to generate long-term value for all shareholders by improving ADP’s performance and competitive position through improved operational efficiency and greater technology leadership. The Nominees for ADP’s Transformation bring a shareholder orientation along with a major ownership stake, fresh perspectives, and relevant expertise in business transformation and operating efficiency to accelerate the necessary changes required for ADP to achieve its full potential. We are seeking to replace the three longest-tenured members of the Board who have presided over ADP for years as it has underachieved its potential. The directors we seek to replace do not have technology or HCM industry expertise and include a business school dean and two retired industrial sector CEOs. ADP’s board, in the aggregate, beneficially owns only ~0.1% of ADP’s outstanding common stock, substantially all of which was granted by the company. The ADP board has a tiny amount of actual “skin in the game.” The Nominees for ADP’s Transformation have taken the opposite approach. Pershing Square has invested approximately $2.3 billion to acquire our stake in ADP. Our two independent nominees, Veronica M. Hagen and V. Paul Unruh, have each recently invested over $300,000 of their personal funds in ADP common stock. Together, Ms. Hagen and Mr. Unruh have made a larger investment of their out-of-pocket, personal funds in ADP than all ADP directors combined.    With a strong mandate from shareholders, we look forward to working constructively with members of management and the newly reconstituted board for the benefit of all ADP shareholders. We request all shareholders vote FOR The Nominees for ADP’s Transformation on the GOLD Proxy Card or GOLD Voting Instruction Form. Sincerely, William A. Ackman Please vote for the election of all nominees on the gold proxy card today You can vote by Internet, telephone or by signing, dating and returning the GOLD Proxy Card or GOLD Voting Instruction Form today. Shareholders are urged NOT to use any white proxy card received from ADP and are strongly encouraged to discard the white proxy card. If you previously voted ADP’s white proxy card you may change your vote by voting a later dated GOLD Proxy Card or GOLD Voting Instruction Form. Only your last dated proxy card will count. Vote gold proxy discard white proxy Additional information regarding the proxy contest, as well as Pershing Square’s presentation to ADP shareholders is available at . For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (866) 342-1635. DETAILED SUPPLEMENT FOR MANY YEARS, ADP HAS UNDERPERFORMED ITS POTENTIAL ADP’s current underperformance in its HCM business is part of a longer-term track record of significant operational underperformance at ADP.

Please vote the gold proxy card today ADPascending.com ADP’s operating efficiency and margins are well below competitors’ and its structural potential: This underperformance has not been immediately obvious to all investors, in part because of the company’s confusing segment disclosure which overstates the overall margins of its Employer Services business, and because the company does not disclose margins of each of its Employer Services’ segments. ADP’s largest segment has a net operational margin of 19%. This 19% net operational margin significantly trails ADP’s competitor Paychex, which has a ~41% net operational profit margin. Figure 1 – ADP vs. Paychex: Net Operational Margins (excluding pass-throughs) Net operational margin 50% 40% 30% 20% 10% 0% ~19% ~41% ADP (Employer Services) Paychex While ADP directly competes with Paychex mostly in its small-client segment, which is ~25% of Employer Services, this stark differential in profitability is revealing. While ADP does not disclose segment-level margins, if, in fact, ADP achieved margins comparable to Paychex in its $2 billion small-client segment, the balance of ADP’s Employer Services business segments serving mid-market, large and international clients would have only ~12% operating margins on $6.5 billion of revenue, far below their potential, and that of competitors who compete with these segments. Figure 2 – Implied Employer Services (Ex-Small Clients) Margin $9,000 $7,500 $6,000 $4,500 $3,000 $1,500 $0 $6,518 ~$2,000 @41% ~19% implies ono-small business revenue is generating a 12% margin Net operational revenue operational profit implied all other employer services adp small business (“smb”) @ paychex profitability

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ADP'S OPERATIONAL UNDERPERFORMANCE

There are many ways to demonstrate ADP's significant underperformance and operating inefficiency, but both are best highlighted by the following:

- **Poor Labor Productivity:** ADP's labor productivity[1] substantially trails all of its competitors, with ADP generating revenue per employee of ~$161,000 while competitors generate ~$223,000 on average. ADP has achieved *no labor productivity* since FY 2009, despite significant growth in its business and an environment of industry-wide technological improvements. Competitors, most notably Paychex, have achieved significant labor productivity over that period of time. If ADP achieved just competitor-level labor productivity (leaving aside its significant scale advantages, which should drive even higher productivity), the company would realize $1.4 billion of incremental profit, or a ~60% increase in current profitability.

Figure 3 – ADP's Relative Labor Productivity


Largest
Smallest
Net Operational Revenue / Employee ('000)
$300
$250
$200
$150
$100
$50
$0
$161
ES: ~$153
$214
$238
$209
~$269
$249
$232
Median: $223
$159
$148
ADP
Paychex
Workday
Ultimate Software
Insperity
TriNet
Cornerstone OnDemand
Paycom
Paylocity
ADP
Excluding PEO
Small Business
Enterprise
PEO
HCM
Mid-Market

- **Poor Gross Margins:** ADP's gross margins of 60% substantially trail all of its competitors' gross margins which average 74%.

Figure 4 – ADP's Relative Gross Margins[2]


Largest
Smallest
Net Operational Gross Margin (%)
100%
90%
80%
70%
60%
50%
40%
30%
Recurring Median: 74%
60%
ES: ~58%
ADP
Paychex
Workday
Ultimate
Insperity
TriNet
Cornerstone
Paycom
Paylocity
ADP
Excluding PEO
Small Business
Enterprise
PEO
HCM
Mid-Market
Recurring Adjusted Gross Profit

[1] Defined as Net Operational Revenue per employee.
[2] Gross margins adjusted for comparability; excludes float-income and PEO pass-throughs.

ADPascending.com
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Please vote the gold proxy card today ADPascending.com ADP IS INEFFICIENT AND BLOATED ADP is inefficient, as demonstrated by the following critical deficiencies: Excessive layers of management: ADP’s business is bureaucratic and bloated, with excessive layers of middle management. In fact, internal studies of the company’s organizational structure reveals 11 layers of management and 5 spans of control for a typical manager, levels of organizational efficiency which pale in comparison to competitors like Paychex and other more efficiently managed companies. Sub-optimal Business Unit structure: ADP is currently structured by sub-segments which are based on the size of the clients they serve. This structure is a vestige of the past when the company had many disparate products and needed an organizational structure to sell to and service clients given the significant product proliferation. This structure is no longer consistent with the company’s more focused strategic product platforms; yet ADP has not addressed the mismatch. The failure to do so has led to duplicative service, implementation, and corporate functions (IT, finance, HR, etc.) for each segment of its business. Sprawling real estate footprint: ADP has ten million square feet of real estate, including more than 130 offices in the U.S. In addition, the company has six separate corporate and business unit headquarters across the U.S., including three separate office clusters within seven miles of one another in northern New Jersey. Inefficient and bloated service organization: ADP often touts its “service” as a key differentiator, but ADP does not make the critical distinction between “service” and “support.” ADP has not sufficiently designed its products and technology to allow for customer self-sufficiency. It has instead relied on support associates and call centers to make up for less easy to use products. ADP should invest in true value-added services, but not make up for shortcomings in its products and technology with human resources. Siloed and manual implementation teams: Many of ADP’s implementation teams are siloed by historical product focus. Accordingly, many different internal ADP groups must coordinate when delivering a new product to a client. ADP also completes many of the company’s software implementations with manual data conversions, a process which is much slower and far less efficient than the automated methods used by competitors. Back-end technology deficiencies: ADP’s back-end technology, the backbone of its client-facing products, is outdated, not integrated, and complex. For example, the company’s core payroll processing engine is a decades-old system written in archaic coding languages which lacks critical client customization and other capabilities that drive efficiency for ADP and its clients. The company also has many overlapping products which serve the same customers – for its large Enterprise customers, the company has six payroll, six benefits, and eight reporting and analytics offerings. Excessive spend on legacy technology infrastructure: ADP is currently spending $410 million per year to maintain legacy technology products and systems. As a result, nearly half of the company’s technology spending is not focused on innovation. ADP’s spending on legacy systems is more than competitors spend on their total R&D budgets (for example, it is 2.6 times Ultimate Software’s total R&D spending of $159 million). For years, ADP has referred to its goal of reducing legacy systems expense as it migrates clients to new product platforms, but it has shown no improvement. In fact, spending on legacy maintenance has increased since 2011 despite platform migrations. Bloated and inefficient technology organization: ADP’s product and technology organization includes an astounding 9,000 employees and $859 million in systems development and programming expense, numbers which are multiples of its competitors in HCM. Despite these significant resources, ADP has yet to produce a competitive product for the Enterprise market. ADP’s CTO noted in an August 22, 2017 Forbes article that ADP has 9,000 people in Global Products and Technology, including 6,000 in R&D and 3,000 in Infrastructure and Operations. 2 See ADP: The Time is Now. Page 103. August 17, 2017. Available at https://adpascending.com/ 1 2

Please vote the gold proxy card today ADPascending.com ADP CAN AND SHOULD BE GROWING FASTER ADP’s growth has been hampered by deficiencies in its technology offerings in the Enterprise market. Despite ADP’s significantly larger technology organization and greater technology investment compared to competitors, the company has not developed a best-in-class product for this market. This deficiency is causing ADP’s growth to trail its potential. Growth is Below Potential and Decelerating: ADP’s Employer Services has produced 5% organic growth since 2009, below its potential and industry growth of 6-7%.3 Notably, Employer Services’ growth is deteriorating, with FY 2017 growth of 3.5% (~4% on an organic basis) with FY 2018 estimates showing a decline to 2% to 3% growth. Employer Services’ growth has been hampered by weakness in ADP’s Enterprise business segment, which has declined from ~30% of segment revenue in 2009 to ~20% today. Loss of Market Share: In the Enterprise and to a somewhat lesser extent in its Mid-market segments, competitors are growing rapidly and taking share from ADP. In the Enterprise market, ADP’s Vantage HCM product had just 350 clients go live since its 2013 launch, despite an existing client base to sell to, a result which is a small fraction of the increase in client count at ADP’s competitors.4 For context, over the same period of time, Workday and Ultimate Software have expanded client counts by 1,300 and 1,200, respectively, and primarily compete with ADP in its Enterprise segment. THE CURRENT BOARD AND MANAGEMENT IS TOO SATISFIED WITH THE STATUS QUO ADP is underperforming its potential due to its insular, complacent, and short-term orientation: Insular Executive Management Team: ADP’s senior executive management team is extremely insular. Of the senior executives listed on the company’s website, no operating executive has worked at another company in the last decade and their average tenure at ADP is ~20 years. The executive management team lacks critical capabilities and would benefit from the addition of executives recruited from competitors and other best-in-class technology companies. Poor Corporate Culture: ADP’s insular and bureaucratic corporate culture has made it difficult for ADP to recruit best-in-class talent, which has contributed to the erosion of the company’s long-term competitive position. By comparison, many of ADP’s direct competitors rank among the best places to work in the country, as demonstrated by their presence on the Fortune 100 Best Companies to Work For, where ADP is notably absent. ADP’s overall employee ratings and satisfaction metrics rank last or second-to-last among its 10 peers according to employee review website Glassdoor. Complacency with the Status Quo: ADP participates in an attractive industry and has enjoyed a decades-long, leading market position. This favorable backdrop has allowed the company to continue to produce satisfactory, yet below-potential results, which have significantly trailed its competitors and its potential. In response to our engagement, the company has put forward a plan which projects no improvement in its annual margin improvement targets. In other words, the board is satisfied with the status quo. Focus on the Short-term and “Hitting the Numbers”: ADP’s corporate culture and operating plan are centered on “hitting the numbers” and delivering short-term results. The company has made it clear that it will only deliver marginal, incremental progress over time, regardless of the potential for massive improvements and the need to stay at the forefront of the industry. This approach was used by ADP in its oversight of its Claims Services (Solera) and Dealer Services (CDK) businesses, which were mismanaged for decades before being transformed once they were separated from ADP. Lack of Incentives which Align with ADP’s Potential: ADP’s executive compensation practices incentivize the company’s approach of achieving only incremental progress, rather than step-change improvements in-line with ADP’s potential. Moreover, management compensation targets are generally below ADP’s long-term financial plan. 4 See ADP: The Time is Now. Page 22. August 17, 2017. Available at https://adpascending.com/ 3 Estimated 2011-2017 CAGR. Based on Wall Street research, IDC (Payroll and HCM vendor share report) and ADP’s 2015 Analyst Day.

Please vote the gold proxy card today ADPascending.com ADP’S UNDERPERFORMANCE CAN BE FIXED WITH A COMPREHENSIVE TRANSFORMATION PLAN ADP’s current underperformance can be fixed. The company should enjoy significant scale advantages as the largest and broadest service provider in the HCM industry. Its technology should be best-in-class. It should be able attract top talent who can innovate and create the best products and solutions for customers. ADP can significantly improve its performance and competitive position with a comprehensive transformation plan focused on (i) improved operational efficiency and (ii) greater technology leadership. Importantly, this plan can be executed without risk to ADP’s business and client relationships. We believe critical elements of the necessary transformation plan include: Restructuring the corporate organization to reduce business complexity, improve efficiency, and build a more client-centric structure: Eliminate legacy product silo structures within the business units Eliminate its matrix structure, aligning ownership of product, sales, service, implementation, and technology under P&L owners Reduce management bureaucracy and bloat through fewer layers and larger spans of control Consolidate ADP’s sprawling real estate footprint Accelerating necessary product investments, notably in automation and self-support Restructuring the service organization to align with reduced product support needs Investing to improve implementations through enhanced technology and automation tools, and reducing silos to integrate implementation processes Assessing ADP’s current product portfolio and pursuing potential migrations of Enterprise customers to ADP’s existing Workforce Now product, which would de-risk and accelerate migrations while increasing utilization of an existing product platform Sunsetting legacy products and technology to reduce legacy systems development expense and redeploying some of these savings to drive innovation, if needed Building a world-class technology organization Redesigning management incentives in order to better align them with the achievement of corporate short-, intermediate- and long-term objectives These improvements would allow ADP’s Employer Services business to achieve its full potential, including an increase in operating margins from 19% to 35%+ and an increase in growth from approximately 5% to 7%+. This would drive a nearly 50% improvement in future earnings, dividends, and value relative to the current status quo and would create significant long-term value for all shareholders.

Please vote the gold proxy card today ADPascending.com A TRANSFORMATION CAN BE EXECUTED WITHOUT RISK TO THE BUSINESS We believe the vast majority of the improvements at ADP can be addressed immediately and without risk to ADP’s business and client relationships. The company claims that undergoing a transformation to improve performance “could do serious harm to [its] client relationships, disrupt mission-critical technologies, and put ADP’s client retention — and by extension the ADP business model — at significant risk.” These alarmist statements are commonly used by companies and their “activist defense” advisors to scare shareholders into accepting the status quo. Please see Figure 5 on the next page which shows the remarkably similar language used by both ADP and CP in “defending” the companies from Pershing Square. While these vague insinuations sound alarming, they are not supported by the facts, and do not align with our proposals for improving ADP. The vast majority of the steps required to improve operating performance – such as reducing corporate bloat, i.e., reducing management layers, broadening spans of control and the consolidation of six separate corporate and business unit headquarters – are not remotely risky and do not negatively impact clients. Simply put, the vast majority of our proposed initiatives do not involve “touching” ADP’s clients, but rather improving ADP’s underlying operations. A small minority of the initiatives needed to transform ADP involve fixing current product deficiencies in the company’s Enterprise market (~20% of Employer Services’ revenue). After years of falling behind competitors, ADP needs to build or acquire a competitive product for Enterprise customers – this will enhance the company’s competitive position for the long-term and allow for necessary improvements in the business for the minority of customers currently on legacy products. This Enterprise product issue currently exists at ADP. Management should be held accountable for success in addressing this issue. Despite ADP’s assertions that our plans are risky, we have highlighted sensible and risk-mitigating paths to address this issue – such as moving some of ADP’s existing Enterprise clients to the company’s existing Workforce Now product platform – an idea the company appears to have adopted since we proposed it.1 Not addressing current competitive weakness, and accepting the status quo as the Company has suggested, is much more risky than adopting a comprehensive transformation plan. According to its own strategic plan, ADP will have completed legacy platform migrations in the Small- and Mid-Market segments by year-end (collectively ~60% of Employer Services’ revenue), at which point ~80% of ADP’s Employer Services revenue will be from clients which are on the company’s unified, strategic platforms. For years, the company has highlighted the significant operational efficiency which should follow these platform migration efforts, but no such efficiency has been demonstrated. The time is now to deliver on this long-promised efficiency potential. With most customers currently on appropriate product platforms, we believe the significant majority of operating efficiency improvements and margin expansion can be achieved within a few years. 1 We first suggested this as a potential strategy during our August 17th presentation. This was referenced by Stifel following our presentation: “One tidbit we found most interesting. The Enterprise market has been a known challenge for ADP and perhaps one of Pershing’s most interesting points was that they argued a substantial portion of the Enterprise market could run on WorkForce Now, ADP’s mid-market platform.” (Source: Stifel, Aug 17, 2017) More recently, management appears to be suggesting this to be a viable solution as noted by BMO: “[M]anagement…stated it could migrate some of the smaller Enterprise clients to its Workforce Now platform as Pershing suggested.” (Source: Jeff Silber, BMO Capital Markets, Sep 13, 2017).

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Figure 5 – CP vs. ADP – Activism Defense 101

Tactic	Canadian Pacific[1]	ADP
"They Don't Understand"	"Pershing Square has demonstrated a lack of understanding of Canadian Pacific's business."	"Pershing Square and its director candidates have demonstrated a lack of knowledge and understanding of ADP and its current operations…"[3]
"Their Plan Isn't Specific"	"Pershing Square has disclosed no specific plan to achieve its stated operating ratio targets."	"Furthermore, Pershing Square has provided no clear roadmap on how it intends to accomplish the returns that it has targeted…"[4]
"It's Just Too Risky"	"Pershing Square's Proposal is Ill-Conceived and Introduces Unwarranted Risk to Shareholder Value."	"[Pershing Square's plan] presents major business risks for ADP. This could do serious harm to our client relationships, disrupt mission-critical technologies, and put ADP's client retention -- and by extension the ADP business model -- at significant risk."[4]
"We're Already Doing This"	"Canadian Pacific is Aggressively Executing a Successful, Value-Enhancing Plan."	"ADP's Corporate Strategy is Focused on Transformation… ADP has been pursuing this change at an aggressive yet responsible pace."[5]
"They Lack the Skills"	"Pershing Square's nominees who accompany Mr. Ackman have no evident railroad industry experience and add no other complementary industry experience."[2]	"The Board determined that none of the Pershing Square nominees would bring additive skills or experience to ADPs Board."[6]
What We Said, What Happened		
Existing Margins / Unaffected Share Price	19% / ~$46 [7]	20% / ~$97 [7]
Pershing Square Target Margins	35% (Year 4) [8]	32% / 36% in ES (Year 5)
Pershing Square Projected Future Share Price	~$140 (3 Years) [8]	~$220-$255 (4 Years)
Company Response to Pershing's Targets	*"Curves and grades [are] physics, and the dismissive comments by [Pershing Square and] Mr. Harrison indicate a clear lack of research or understanding, or both."* [9] *"Pershing Square's operating ratio targets for Canadian Pacific are unrealistic and lack credibility."* [10] *"Based on a comprehensive review, Oliver Wyman confirmed…that Pershing Square's stated OR target is both unrealistic and unachievable by 2015."* [9]	*"The ADP Board is concerned by Pershing Square's claim that ADP can increase its operating margins by an extreme 1,600 basis points from ADP's already strong and increasing margins."* [5]
Realized Margins	40% (Year 4)	TBD
Realized Share Price	~$220 (3 Years)	TBD

(1) CP Proxy.
(2) CP Open Letter to Shareholders. January 9, 2012
(3) ADP Investor Presentation. September 12, 2017.
(4) ADP Stockholder Letter. September 14, 2017.
(5) ADP Press Release. September 7, 2017.
(6) ADP Stockholder Letter. September 14, 2017.
(7) Unaffected price, before Pershing Square's rapid accumulation of shares.
(8) Pershing Square Presentation, February 6, 2012.
(9) CP Analyst Day, March 27, 2012.
(10) CP Proxy Circular, March 22, 2012.

ADPascending.com

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Please vote the gold proxy card today ADPascending.com ANALYST COMMENTARY 1 “ADP gross margins are noticeably lower than peer [Paychex] and the software providers despite the company’s significant scale. In addition, despite the comparison issues such as inclusion of pass through revenues, greater international exposure (higher growth/lower margins), and revenue mix, we believe the company has significant opportunity to expand margins… we agree that there are significant margin expansion opportunities and expect the activist involvement to potentially help drive greater focus on improving the Employer Services margins going forward.”     – Bryan Keane, Deutsche Bank (Sep 5, 2017) “We agreed with many of the points highlighted by Pershing… There is an opportunity to further improve margins. ADP’s revenue [per] employee lags competitors reflecting multiple platforms and redundant service centers.” – Mark Marcon, Baird (Aug 18, 2017) “[Pershing Square] did break out a number of analytically sound points that can add up to a sizeable benefit. We particularly liked the points on the level of support (vs. service); product sprawl; siloed / unnecessarily complex organization and duplication. Our own checks suggest this may be true… ADP has been managed for risk-averse multi-year gain, it is appropriate to ask these tough questions and expect an answer on the likelihood of setting an aggressive target and trying to deliver on it.” – Ashwin Shirvaikar, Citi (Aug 17, 2017) You can vote by Internet, telephone or by signing, dating and returning the GOLD Proxy Card or GOLD Voting Instruction Form today. Shareholders are urged NOT to use any white proxy card received from ADP and are strongly encouraged to discard the white proxy card. If you previously voted ADP’s white proxy card you may change your vote by voting a later dated GOLD Proxy Card or GOLD Voting Instruction Form. Only your last dated proxy card will count. Additional information regarding the proxy contest, as well as Pershing Square’s presentation to ADP shareholders is available at . For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (866) 342-1635. 1Permission to use quotation neither sought nor obtained.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Pershing Square Capital Management, L.P. (“Pershing Square”) and certain of its affiliated funds have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying GOLD proxy card to be used to solicit proxies in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”) of Automatic Data Processing, Inc. (the “Company”) and the election of a slate of director nominees at the Annual Meeting (the “Solicitation”). Stockholders are advised to read the proxy statement and any other documents related to the Solicitation because they contain important information, including information relating to the participants in the Solicitation. These materials and other materials filed by Pershing Square with the SEC in connection with the Solicitation are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Pershing Square with the SEC are also available, without charge, by directing a request to Pershing Square’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (Call Collect: (212) 269-5550; Call Toll Free: (866) 342-1635) or email: ADP@dfking.com.

William A. Ackman, Veronica M. Hagen, V. Paul Unruh, Pershing Square, PS Management GP, LLC (“PS Management”), Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square Holdings, Ltd. and Pershing Square VI Master, L.P. may be deemed “participants” under SEC rules in the Solicitation. William A. Ackman, Pershing Square and PS Management may be deemed to beneficially own the equity securities of the Company described in Pershing Square’s statement on Schedule 13D initially filed with the SEC on August 7, 2017 (the “Schedule 13D”), as it may be amended from time to time. Except as described in the Schedule 13D or the definitive proxy statement, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in the Company or the matters to be acted upon, if any, in connection with the Annual Meeting.